Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made effective as of August 7, 2023 by and between Mission Produce, Inc., a Delaware corporation (the “Corporation”), and Stephen J. Barnard (the “Executive”).

WHEREAS, the Corporation desires to continue to employ the Executive on the terms and conditions set forth in this Agreement; and

WHEREAS, the Executive is willing to continue to render services to the Corporation on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual terms and conditions hereof, the Corporation and the Executive hereby agree as follows:

1. Employment. The Corporation hereby continues to employ the Executive and the Executive hereby accepts continued employment with the Corporation on the terms and conditions set forth herein.

2. Exclusive Services. The Executive shall devote all necessary working time, ability and attention to the business of the Corporation during the term of this Agreement and shall not, directly or indirectly, render any material services to any business, corporation, or organization whether for compensation or otherwise, without the prior knowledge and written consent of the Board of Directors of the Corporation (the “Board”), which consent will not be unreasonably conditioned or withheld; provided, however, that the Executive may (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Corporation in accordance with this Agreement and any service on public company boards of directors is approved in advance by the Board.

3. Duties. The Executive shall continue to be employed as the Chief Executive Officer of the Corporation and shall continue to have such duties, authorities and responsibilities commensurate with such title and office. The Executive shall continue to report directly to the Board. Subject to necessary travel, the Executive shall render his services at the headquarters of the Corporation, currently located in Oxnard, California.

4. Term. This Agreement shall have an initial term of five years commencing as of August 7, 2023 (the “Effective Date”) and ending on August 7, 2028 (the “Term”). This Agreement will automatically renew at the end of the initial Term and at the end of each subsequent Term, for a subsequent Term of one year unless either party gives written notice of non-renewal to the other at least 180 days prior to the expiration of the then current term. Such notice may be given for any or no reason. This Agreement is subject to earlier termination as hereinafter provided.

5. Compensation. As compensation for services rendered under this Agreement, the Executive shall be entitled to receive the following:

a. Base Salary. The Executive shall be paid a base salary of at least $775,000 per year, payable in accordance with the Corporation’s normal payroll practices. Such base salary as in effect from time to time (“Base Salary”) may be increased by the Compensation Committee of the Board (the “Compensation Committee”) in its discretion, based on, among other things, a review of base salaries payable to chief executive officers of comparable companies.

b. Annual Incentives. The Executive shall be paid such additional compensation and bonuses as may be determined and authorized in the discretion of the Compensation Committee. The Executive’s target annual bonus, to be payable under the Corporation’s annual cash incentive plan, shall be equal to 100% of the Executive’s Base Salary, with a maximum payout of 200% of the Executive’s Base Salary; provided that the actual payout shall be subject to the attainment of applicable performance objectives established by the Compensation Committee. The Executive must remain continuously employed through the date a bonus becomes payable pursuant to this subsection (b) in order to be eligible to receive such bonus.

c. Equity or Other Long-Term Incentive Awards. The Executive shall be eligible for equity or other long-term incentive awards that may be approved by the Compensation Committee, subject to the terms and conditions of the applicable equity and long-term incentive compensation plans and award agreements.

6. Benefits. In addition to the compensation to be paid to the Executive pursuant to Section 5 hereof, the Executive shall further be entitled to receive the following:

a. Participation in Employee Plans. The Executive shall be entitled to participate in any health, disability, life insurance, retirement, profit sharing, or deferred compensation plan or any other perquisites and fringe benefits that may be made available generally from time to time to the most senior executive officers of the Corporation.

b. Vacation. The Executive shall be entitled to vacation in accordance with the Corporation’s vacation or paid time off policy as in effect from time to time for the most senior executive officers of the Corporation.

7. Reimbursement of Expenses. Subject to such rules and procedures as from time to time are specified by the Corporation, the Corporation shall pay for or promptly reimburse the Executive for reasonable business expenses incurred in the performance of the Executive’s duties under this Agreement. Additionally, the Corporation will reimburse the Executive for legal and/or tax and accounting advice in connection with the review of this Agreement, including the agreements referenced in the exhibits to this Agreement, up to a maximum of $15,000.

8. Ancillary Agreements. As a condition to this Agreement and the Executive’s rights hereunder, the Executive shall enter into and comply with the terms of the Employee Confidential Information and Work Product Assignment Agreement attached hereto as Exhibit A (the “CIIA”) and the Arbitration Agreement attached hereto as Exhibit B (the “Arbitration Agreement”).

9. Non-Solicitation. The Executive agrees that during the period of the Executive’s employment, and for a period of 24 months following the effective date of the termination of the Executive’s employment for any reason, the Executive will not, either directly or indirectly, for the Executive or for any third party, except as otherwise agreed to in writing by the Board, (i) solicit, induce, recruit, or cause any other person who is then employed by the Corporation to terminate his or her employment for the purpose of joining, associating, or becoming employed with any business or activity that is engaged in any segment of the produce industry in which the Corporation is or may become involved after the date hereof and prior to the date of any termination of employment and (ii) solicit or interfere with, any client, customer, supplier, distributor or other business relationship of Corporation.

10. Non-Disparagement. Except as otherwise provided in Section 11(d), the Executive shall refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of the Corporation or the Corporation’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents. Similarly, the Corporation shall instruct its directors and executive officers, within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, to refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of the Executive.

11. Remedies for Breach of Covenants of the Executive.

a. The Corporation and the Executive specifically acknowledge and agree that the foregoing covenants of the Executive in Sections 8, 9 and 10 and the Corporation in Section 10 are reasonable in content and scope and are given by each party for adequate consideration. The Corporation and the Executive further acknowledge and agree that, if any court of competent jurisdiction or other appropriate authority shall disagree with the parties’ foregoing agreement as to reasonableness, then such court or other authority shall reform or otherwise construe the foregoing covenants as reason dictates.

b. The covenants set forth in Sections 8, 9 and 10 and the Corporation in Section 10 of this Agreement shall continue to be binding upon each party, notwithstanding the termination of the Executive’s employment with the Corporation for any reason whatsoever. Such covenants shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between the Corporation and the Executive. The existence of any claim or cause of action by the Executive against the Corporation or the Corporation against the

Executive, unless predicated on this Agreement, shall not constitute a defense to the enforcement by either party of any or all such covenants. It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate and injunctive relief and specific performance shall be available to prevent the breach or any threatened breach thereof.

c. If it has been finally determined and resolved by a court or an arbitrator that the Executive has breached any of the covenants set forth in Sections 8, 9, or 10 of this Agreement, the Executive shall reimburse the Corporation for any severance benefits received pursuant to Sections 12 or 13 of this Agreement and any long-term incentive compensation received by the Executive from the Corporation later than 12 months prior to the breach; provided, however, that in order to avoid a situation in which the Executive forfeits or reimburses severance benefits and/or long-term incentive compensation in an amount far in excess of any damages caused by any alleged Executive breach, the Corporation agrees that it must first reasonably prove its damages are commensurate with or in excess of the amount to which the Corporation seeks reimbursement from the Executive.

d. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits the Executive or any director or executive officer of the Corporation from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving truthful testimony or making other disclosures to a governmental or regulatory entity (in each case, without having to disclose any such conduct to the Corporation), or from responding if properly subpoenaed or otherwise required to do so under applicable law. In addition, nothing in this Agreement limits the Executive’s right to receive an award from a governmental or regulatory entity for information provided to such an entity (and not as compensation for actual or alleged personal injury or damages to the Executive).

12. Termination. This Agreement may be terminated prior to the expiration of the Term as follows:

a. The Corporation may terminate this Agreement and the Executive’s employment hereunder at any time, with or without Cause, upon written notice to the Executive. The Executive may terminate this Agreement and the Executive’s employment hereunder, at any time, with or without Good Reason.

b. In the event of termination by the Corporation without Cause or by the Executive for Good Reason, which shall not include a termination due to the Executive’s death or Disability or a termination upon the expiration of the Term, then subject to Section 13, below: (i) the effective date thereof shall be stated in a written notice from the Board or the Executive, as the case may be, to the other party, which in the case of a termination for Good Reason shall not be earlier than 30 days from the date such written notice is delivered; provided that in lieu of all or a portion of such a 30-day notice period the Corporation may elect, in its sole discretion, to pay the Executive the additional Base Salary the Executive otherwise would have received during such notice period or portion thereof, and (ii) the Executive shall be entitled to receive (1) within 10 business days following the effective date of such termination (or at such earlier time as required under applicable law or such later time as required pursuant to the terms of an applicable deferral election) the payment of that portion of the Executive’s Base Salary accrued through the date of termination to the extent not previously paid, any annual bonus earned during the prior fiscal year but not yet paid to the Executive, any incurred but unreimbursed expenses owed to the Executive in accordance with the Corporation’s policy or this Agreement, and any accrued but unused vacation pay owed to the Executive in accordance with the Corporation’s policy (the “Accrued Obligations”) and (2) all amounts arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (the “Other Benefits”). In addition, subject to the Executive’s entering into and not revoking a general waiver and release in the form prescribed by the Corporation (the “Release”) within 30 days after the effective date of termination (or such longer period of time as may be permitted by the Corporation):

(i) the Executive shall be entitled to receive all Severance Payments under Section 12(g),

(ii) any unvested time-based restricted stock units held by the Executive shall become vested on a prorated basis, such that the number of units that become vested shall be equal to (A) the total number of units subject to the award multiplied by a fraction, the numerator of which shall equal the number of days that have elapsed between the grant date and the date of termination of the Executive’s employment and the denominator of which shall be equal to the total number of days in the vesting period, less (B) the number of units subject to the award that have already vested prior to the date of such termination. If the calculation results in a fractional unit, any fractional unit will be rounded to the nearest whole unit,

(iii) any unvested performance-based restricted stock units held by the Executive shall become vested on a prorated basis, based on actual performance, such that the number of units that become vested shall be equal to (A) the number of units in which the Executive would have become vested at the end of the applicable performance period, had he not incurred a termination of employment and based on the attainment of actual performance objectives, multiplied by (ii) (A) the number of days that have elapsed during the performance period through and including the date of termination, divided by (B) the total number of days in the applicable performance period. If the calculation results in a fractional unit, any fractional unit will be rounded to the nearest whole unit, and

(iv) any stock options held by the Executive shall become vested on a prorated basis, such that the number of options that become vested shall be equal to (A) the total number of options subject to the award multiplied by a fraction, the numerator of which shall equal the number of days that have elapsed between the grant date and the date of termination of the Executive’s employment and the denominator of which shall be equal to the total number of days in the vesting period, less (B) the number of options subject to the award that have already vested prior to the date of such termination. If the calculation results in a fractional option, any fractional option will be rounded to the nearest whole option. Each such stock option shall become and remain exercisable until the earlier of 12 months after the date of termination (or, in the case of an incentive stock option that is intended to qualify under Section 422 of the Code, the post-termination exercise period that applies under the terms of the applicable award agreement) or their original expiration date.

c. The Executive’s employment shall terminate automatically upon the Executive’s death. Upon the Disability of the Executive, the Corporation may give to the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Corporation shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that, within the 30 days after such receipt, the Executive shall not have returned to perform, with or without reasonable accommodation, the essential functions of his position. For purposes of this Agreement, “Disability” shall mean the Executive is considered “disabled” as such term is defined in Treasury Regulation Section 1.409A-3(i)(4) and any successor provision thereto. In the event the Executive’s employment terminates due to death or Disability, the Corporation shall pay to the Executive (i) the Accrued Obligations and (ii) the Other Benefits.

d. In the event of termination by the Corporation with Cause, the Executive shall be entitled to receive only the Accrued Obligations and Other Benefits.

e. “Cause”: means the occurrence of any of the following events, as determined by the Board in good faith: (i) the Executive’s failure to substantially perform the Executive’s duties (other than a failure resulting from the Executive’s Disability) after receiving written notification of such failure from the Board, including the Executive’s failure to follow any lawful directive from the Board (for the avoidance of doubt, the Corporation’s and/or Executive’s failure to meet or achieve any specific financial targets shall not be considered an event triggering “Cause” under this Agreement); (ii) the Executive’s material breach of this Agreement or other written agreement with the Corporation or its affiliate, or material violation of any code or standard of behavior generally applicable to employees or executives of the Corporation; (iii) engaging in conduct that may reasonably result in reputational, economic or financial injury to the Corporation or its affiliates; (iv) the Executive’s commission of, indictment for or plea of nolo contendere to a felony, any crime involving fraud or embezzlement under federal, state or local laws or a crime involving moral turpitude (other than traffic violations not involving alcohol or drugs); (v) the Executive’s failure to devote substantially all of the Executive’s working time to the business of the Corporation and its affiliates; (vi) the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Corporation or any of its affiliates or while performing the Executive’s duties and responsibilities for the Corporation or any of its affiliates; (vii) the Executive’s commission of an act of fraud, willful misconduct or gross negligence with respect to the Corporation or its affiliates, or the Executive’s material breach of fiduciary duty against the Corporation or any of its affiliates; (viii) the Executive’s engaging in misconduct in connection with the performance of any of the Executive’s duties, including by embezzlement or theft from the Corporation or its affiliates, misappropriating funds from the Corporation or its affiliates or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Corporation or its affiliates; or (ix) the Executive’s disloyalty to the Corporation or its affiliates, including willfully aiding a competitor or improperly disclosing confidential information. In order for the Corporation to terminate the Executive for Cause pursuant to clause (i), (ii), (iii), or (v), above, the Corporation must notify the Executive of the condition that the Corporation believes constitutes Cause and allow the Executive 30 days to cure such condition. If the Executive fails to cure the condition within such period, or, if the nature of the condition is such that it cannot be cured, as determined in good faith by the Corporation, then the Executive’s termination for Cause shall be effective immediately thereafter or at such time as the Corporation may determine in its sole discretion.

f. “Good Reason” means any of the following actions taken without Cause by the Corporation and without the Executive’s consent: (i) a reduction of the Executive’s base compensation by more than 10%; or (ii) a material diminution of the Executive’s authority, duties, or responsibilities; provided, however, that a change in Executive’s position following a Change in Control shall not constitute Good Reason so long as Executive retains substantially the same duties and responsibilities of a division, subsidiary or business unit that constitutes substantially the same business of the Corporation following the Change in Control; or (iii) a relocation, without Executive’s written approval, of Executive’s principal workplace by more than 50 miles. In order to resign for Good Reason, the Executive must notify the Corporation of the condition that the Executive believes constitutes Good Reason no more than 60 days after the condition arose, and allow the Corporation 30 days to cure such condition. If the Corporation fails to cure the condition within such period, then the Executive’s resignation from all positions the Executive then holds with the Corporation must be effective no later than 60 days after the end of the cure period. In the event of a termination by the Executive with Good Reason, the Executive will be entitled to all Accrued Obligations, Other Benefits, the Severance Payments under Section 12(g) and the vesting of equity-based compensation under Sections 12(b)(ii), (iii) and (iv).

g. The “Severance Payments” consist of the following and, subject to Section 19(h), shall be paid as follows: (i) an amount, in one lump sum, equal to two times the sum of (A) the Executive’s annual Base Salary, at the then current effective annual rate, plus (B) the Executive’s target bonus for the then current fiscal year, payable within 60 days after the effective date of termination; provided that if such 60-day period straddles two consecutive calendar years, payment shall be made in the second of such years; and (ii) the payment by the Corporation of premiums on behalf of the Executive, for COBRA coverage substantially similar to that provided under the Corporation’s health plan, at no cost to the Executive, and for so long as the Executive elects to continue such coverage up to a 12-month period. To the extent that the Executive becomes covered under a health insurance plan maintained by a subsequent employer, the Executive shall cease to be covered under the same type of plan maintained by the Corporation. The Executive agrees to notify the Corporation within 30 days after similar health benefits become available to the Executive from a subsequent employer.

h. In the event of any termination of the Executive other than by the Executive for Good Reason, by the Corporation without Cause or due to the Executive’s death or Disability, the Executive shall be entitled only to the Accrued Obligations and Other Benefits.

i. The CIIA, the Arbitration Agreement and Sections 8, 9 and 10 of this Agreement shall remain in full force and effect for the periods set forth therein following the effective date of the Executive’s termination.

j. If the Executive dies after signing the Release and prior to receiving Severance Payments to which he is entitled pursuant to this Agreement, payment shall be made to the beneficiary designated by the Executive to the Corporation or, in the event of no designation of beneficiary, then to the estate of the deceased Executive.

13. Change in Control and Termination Thereafter. If within 24 months following a Change in Control or three months prior to a Change in Control, as defined below, the employment of the Executive is terminated by the Corporation without Cause or by the Executive for Good Reason, which shall not include a termination due to the Executive’s death or Disability, then the provisions of Section 12(b) shall not apply and the following shall apply:

a. The Executive shall be entitled to receive all Accrued Obligations and Other Benefits. In addition, subject to Section 19(h) and subject to the Executive’s entering into and not revoking the Release within 30 days after the effective date of termination (or such longer period as may be permitted by the Corporation), the Executive shall receive a lump sum payment equal to 2 times the sum of (i) the Executive’s Base Salary in effect immediately prior to the date of termination (or, if higher, immediately prior to the date of the Change in Control), plus (ii) the Executive’s target bonus for the then current fiscal year. The payment described in this subsection (a) shall be made to the Executive within 60 days after the effective date of termination; provided that if such 60-day period straddles two consecutive calendar years, payment shall be made in the second of such years.

b. The Corporation shall pay premiums on behalf of the Executive, for COBRA coverage substantially similar to that provided under the Corporation’s health insurance plan, at no cost to the Executive, and for so long as the Executive elects to continue such coverage up to a 12-month period. To the extent that the Executive becomes covered under a health insurance plan maintained by a subsequent employer, the Executive shall cease to be covered under the same type of plan maintained by the Corporation. The Executive agrees to notify the Corporation within 30 days after similar health benefits become available to the Executive from a subsequent employer.

c. Any unvested time-based restricted stock units and unvested stock options held by the Executive will each fully vest as of the day immediately preceding the effective date of termination and, to the extent applicable, will become exercisable, and any restrictions or conditions on such equity-based awards shall immediately lapse and be deemed satisfied. Any stock options held by the Executive shall remain exercisable until the earlier of 12 months after the date of termination (or, in the case of an incentive stock option that is intended to qualify under Section 422 of the Code, the post-termination exercise period that applies under the terms of the applicable award agreement) or their original expiration date.

d. Upon the occurrence of a Change in Control, the Executive shall, with respect to all outstanding, unvested performance-based restricted stock units that are held by the Executive immediately prior to the Change in Control, be deemed to have satisfied all performance-based vesting criteria based on the Corporation’s target level of performance. If the Executive’s employment terminates in accordance with the terms and conditions of this Section 13 after a Change in Control, such performance-based awards shall become immediately and fully vested (assuming all performance-based vesting criteria have been satisfied at target level of performance), and shall be paid to the Executive not later than 60 days after the date of such termination (or such later date as may be required to comply with Section 409A of the Code).

e. If the Executive’s employment is terminated by the Corporation without Cause or by the Executive for Good Reason in accordance with the terms and conditions of this Agreement during the three-month period preceding a Change in Control (as opposed to during the 24-month period following a Change in Control), all payments and accelerated vesting described in this Section shall become immediately and fully owed, vested and payable not later than 60 days after the date of such Change in Control (or such later date as may be required to comply with Section 409A of the Code, reduced by any payments or accelerated vesting already provided under Section 12.

14. Definition of Change in Control. A “Change in Control” means and includes each of the following:

a. A transaction or series of transactions (other than an offering of the Corporation’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of Section 14(c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Corporation, any of its subsidiaries, an employee benefit plan maintained by the Corporation or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Corporation) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Corporation possessing more than 50% of the total combined voting power of the Corporation’s securities outstanding immediately after such acquisition; or

b. During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the

Corporation to effect a transaction described in Section 14(a) or (c)) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

c. The consummation by the Corporation (whether directly involving the Corporation or indirectly involving the Corporation through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Corporation’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Corporation’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Corporation or the person that, as a result of the transaction, controls, directly or indirectly, the Corporation or owns, directly or indirectly, all or substantially all of the Corporation’s assets or otherwise succeeds to the business of the Corporation (the Corporation or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Corporation prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to this Agreement that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in this Section 14 with respect to this Agreement shall only constitute a Change in Control for purposes of the payment timing of such this Agreement if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Board shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

15. Parachute Payment Matters

Notwithstanding any other provision of this Agreement, if by reason of Section 280G of Internal Revenue Code of 1986, as amended (the “Code”) any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive’s employment (whether payable pursuant to the terms of this Agreement (“Contract Payments”) or any other plan, arrangements or agreement with the Corporation or an Affiliate (as defined below) (collectively with the Contract Payments, “Total Payments”)) would not be deductible (in whole or part) by the Corporation, an Affiliate or other person making such payment or providing such benefit, then the Contract Payments shall be reduced and, if Contract Payments are reduced to zero, other Total Payments shall be reduced (in the reverse order in which they are due to be paid) until no portion of the Total Payments is not deductible by reason of Section 280G of the Code, provided, however, that no such reduction shall be made unless the net after-tax benefit received by the Executive after such reduction would exceed the net after-tax benefit received by the Executive if no such reduction was made. The foregoing determination and all determinations under this Section 15 shall be made by the Accountants (as defined below). For purposes of this Section 15, “net after-tax benefit” shall mean (i) the Total Payments that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to such payments calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code. For purposes of the foregoing determinations, (a) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date of payment of any Contract Payment shall be taken into account; (b) no portion of the Total Payments shall be taken into account which in the opinion of the Accountants does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (without regard to subsection (A)(ii) thereof); (c) the Contract Payments (and, thereafter, other Total Payments) shall be reduced only to the extent necessary so that the Total Payments in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, in the opinion of the Accountants; and (d) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accountants in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of this Section 15, the term “Affiliate” means the Corporation’s successors, any person whose actions result in a Change in Control or any company affiliated (or which, as a result of the completion of the transactions causing a Change in Control shall become affiliated) with the Corporation within the meaning of Section 1504 of the Code and “Accountants” shall mean an independent certified public accountant selected by the Corporation and the Executive prior to the Change in Control. For purposes of making the determinations and calculations required herein, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Accountant’s determinations must be made on the basis of “substantial authority” (within the meaning of Section 6662 of the Code). All fees and expenses of the Accountants shall be borne solely by the Corporation.

16. No Mitigation. The Executive shall have no duty to attempt to mitigate the level of benefits payable by the Corporation to the Executive hereunder, by seeking other employment or otherwise. To the extent that the Executive becomes covered under a health insurance plan maintained by a subsequent employer, the Corporation will discontinue the Executive’s coverage; otherwise, the Corporation shall not be entitled to set off against the amounts payable hereunder any amounts received by the Executive from any other source, including any subsequent employer.

17. Notices. Any notices to be given hereunder by either party to the other may be effected either by (1) personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested; or (2) by email delivery to the individuals at the email addresses noted below. Notices shall be addressed as follows:

If to the Corporation:

Mission Produce, Inc.

2710 Camino Del Sol

Oxnard, California

Attn: General Counsel

With a copy to: Vice President, Human Resources

Email: jwu@missionproduce.com and alemos@missionproduce.com

If to the Executive:

Stephen J. Barnard

2710 Camino Del Sol

Oxnard, California

Email: sbarnard@missionproduce.com

Either party may change its address for notice by giving notice in accordance with the terms of this Section 17.

18. Indemnification. The Executive shall be entitled to indemnification and directors’ and officers’ insurance coverage, to the extent made available to other senior executives, in accordance with the bylaws and all other applicable policies and procedures of the Corporation for expenses incurred or damages paid or payable by the Executive with respect to a claim against the Executive based on actions or inactions by the Executive in his capacity as a senior executive or director of the Corporation.

19. General Provisions.

a. Governing Law; Jurisdiction; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California, without regard to its conflict of laws provisions. The parties hereby irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of the state and federal courts located in California, and agree that any claim which may be brought in a court of law or equity may be brought in any such California court.

b. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, then such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance here from. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid or enforceable.

c. Entire Agreement. With the exception of the Release executed as a condition to receiving certain separation benefits hereunder, the CIIA, the Arbitration Agreement, and all equity award agreements, this Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof and all agreements, acknowledgments, designations and directions of the Executive made or given under any Corporation policy statement or benefit program. No terms, conditions, warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.

d. Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit to the parties hereto, their respective heirs, representatives, successors and assigns. This Agreement may not be assigned by the Executive, but may be assigned by the Corporation to any person or entity that succeeds to the ownership or operation of the business in which the Executive is primarily employed by the Corporation.

e. Waiver. No purported waiver of a breach or default will be valid unless specifically stated in writing by the waiving party. No such waiver waives any subsequent breach or default of the same or any other term in this Agreement.

f. Titles. Titles of the paragraphs herein are used solely for convenience and shall not be used for interpretation or construing any work, clause, paragraph, or provision of this Agreement.

g. Counterparts. This Agreement may be executed in any number of counterparts and by any electronic means, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

h. Compliance with IRC Section 409A. The following provisions shall apply to this Agreement with respect to Section 409A of the Code:

(i) The cash severance payments which are payable under clause (i) of Section 12(g) and Section 13(a) are intended to satisfy the short-term deferral exemption under Treasury Regulation Section 1.409A-1(b)(4) and shall be made not later than the last day of the applicable two and one-half month period with respect to such payment, within the meaning of Treasury Regulation Section 1.409A-1(b)(4). For purposes of Section 409A of the Code, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(ii) The payments and benefits to be provided to the Executive pursuant to this Agreement are intended to comply with, or be exempt from, Section 409A and will be interpreted, administered and operated in a manner consistent with that intent. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A of the Code or any regulations or Department of Treasury guidance promulgated thereunder, the Corporation shall, after consulting with the Executive, reform such provision to comply with Section 409A of the Code, provided that the Corporation agrees to maintain, to the maximum extent practicable, the original intent and economic benefit the Executive of the applicable provision without violating the provisions of Section 409A of the Code.

(iii) Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding any provision to the contrary in this subsection (h), if the Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code such payment or benefit shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” (as such term is defined under Section 409A of the Code) or (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this subsection (h) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefore were paid by the Executive, the Executive shall pay the full cost of premiums for such welfare benefits during the Delay Period and the Corporation shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during the Delay Period promptly after its conclusion.

(iv) (a) Any amount that the Executive is entitled to be reimbursed for under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (b) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (c) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.

i. Withholding. The Corporation may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulations.

IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the date and year first above written.

EXECUTIVE:	Mission Produce, Inc.:

By: /s/ Stephen J. Barnard	By: /s/ Anita Lemos

Stephen J. Barnard	Anita Lemos Vice President, Human Resources

Exhibit A

[Confidentiality Agreement]

Exhibit B

[Arbitration Agreement]